Creating Tomorrow’s Today Investor Presentation Acquisition of Bal Seal Engineering, Inc. November 5, 2019 Exhibit 99.2

FORWARD-LOOKING STATEMENTS This presentation includes "forward looking statements" within the meaning of the federal securities laws relating to the announced transactions, including the benefits of the transactions, the anticipated timing of the transactions, and the expected performance and future operations of Kaman, which can be identified by the use of words such as “will,” “expect,” “poise,” “believe,” “plans,” “strategy,” “prospects,” “estimate,” “seek,” “target,” “anticipate,” “intend,” “future,” “likely,” “may,” “should,” “would,” “could,” “project,” “opportunity,” “will be,” “will continue,” “will likely result,” and other words of similar meaning in connection with a discussion of the proposed transactions or future operating or financial performance or events. These statements are based on assumptions currently believed to be valid but involve significant risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward looking statements. Such risks and uncertainties include, among others, (i) the ability of the parties to satisfy the conditions precedent and consummate the announced transactions; (ii) the ability of the parties to secure regulatory approvals with respect to the Hart-Scott-Rodino Antitrust Improvements Act and other applicable antitrust and competition laws in a timely manner; (iii) the risk that the consummation of the announced transactions will not be completed in a timely manner, which may adversely affect the price of Kaman’s securities; (iv) the effect of the announcement or pendency of the transactions on Kaman’s or Bal Seal’s business relationships, operating results and businesses generally; (v) the outcome of any legal proceedings that may be instituted against Kaman or Bal Seal related to the definitive transaction agreement or the announced transactions; (vi) Kaman’s ability to enforce and protect Bal Seal’s intellectual property; (vii) risks that the announced transactions disrupts the current plans and operations of Kaman or Bal Seal; (viii) the representations and warranties provided by Bal Seal and Kaman’s rights to recourse are limited in the definitive transaction agreement and, as a result, the assumptions on which its estimates of future results of the business have been based may prove to be incorrect in a number of material ways, which could result in an inability to realize the expected benefits of the announced transactions or exposure to material liabilities; (ix) the inability of Kaman to successfully integrate the operations of Bal Seal and realize anticipated benefits of the announced transactions; (x) Kaman’s ability to profitably attract new customers and retain existing customers; (xi) the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings; and (xii) future and estimated revenues, earnings, cash flow, charges and expenditures. The foregoing list of factors is not exhaustive. Additional risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward looking statements are identified in our reports filed with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. The forward looking statements included in this release are made only as of the date of this release. Readers are cautioned not to put undue reliance on forward looking statements, and Kaman does not undertake any obligation to update the forward looking statements to reflect subsequent events or circumstances. Forward Looking Statements

Enhances Kaman’s position as a leading engineered products provider with an extensive portfolio of engineered products and offerings Broadens access to high-growth, high margin end markets including Medical, Industrial, and Aerospace and Defense markets Delivers financial benefits with accretive cash flow in the first year with additional margin expansion opportunities Strategic Rationale Grows highly engineered product offerings and broadens exposure to high-growth, high-margin end markets

Kaman Corporation (“Kaman”) and Bal Seal Engineering, Inc. (“Bal Seal”) have entered into a definitive agreement under which Kaman will acquire Bal Seal for $330 million* Transaction will be fully funded with existing balance sheet cash Purchase price represents 12.5x EBITDA multiple including expected synergies and tax benefits Transaction forecasted to be accretive to cash flow in the first year with additional opportunities to drive meaningful margin expansion Significantly expands and diversifies portfolio to drive continued shareholder value creation Transaction Details Timing Expected to close in Q4 2019 Subject to customary closing conditions and approvals Transaction Overview * Purchase price of $330 million in cash, subject to customary adjustments for net debt and working capital

KAMAN

Bal Seal Business Overview

Business Description

- Manufacturer of precision springs, seals, and contacts servicing the medical technology, aerospace & defense and industrial markets
- Offers critical, proprietary, precision components that are used in products operating in high cost of failure environments.
- Utilizes proprietary manufacturing and material technologies; carries more than 240 patents
- Global presence, with manufacturing, sales, and distribution operations across the U.S., Europe and Asia
- Leading position within customized springs and seals market with #1 market share in spring-energized seals industry
- Full year 2019 expected revenue of ~$95 million
- Thousands of unique part numbers specifically designed for the end application

Sales Breakdown


Medical
Aerospace & Defense
Industrial
Other
55%
14%
15%
16%


Seals
Springs
Contacts
32%
39%
29%

Primary Products

Seals | Springs | Contacts



Select End Use Applications

Medical


Cochlear Devices
Neuromodulators
Pacemakers
Spinal Implants
Tibial Trials
Implants Pumps

Industrial


Food Grade Seals
Food Grade Detachable Tools

A&D


Radar Systems
Fuel Pumps & Metering Values
Hydraulic Systems & Engines
Composite Cable Trays
Actuators

Commercial Aerospace Kaman sales by end market (%) Industrial Defense Other + Expanded Product Portfolio Driving Future Growth Increases exposure to attractive end markets with significant growth potential and favorable margin profile Meaningful sales and cost synergy opportunities Expands breadth of highly engineered products offerings with complementary portfolio Leverages Bal Seal’s proprietary manufacturing and material science technologies and strong customer relationships Advances Kaman’s strategic focus on its engineered products business and adds scale to its operations Strengthens leadership position in medical technologies Safe and Arm Devices Medical

Industry Trends Support Meaningful Growth

KAMAN

Platform / End Markets	Forecasted Market Growth % (2018-23F)	Growth Drivers
Aerospace & Defense	~7-8% p.a.	✓ Increasing deliveries of commercial aircraft driven by higher air travel demand ✓ Ramp-up of military aircraft programs
Medical	~6-7% p.a.	✓ Aging population ✓ Increasing biopharma capital budgets ✓ Strong technical advances and product development pipelines
Industrials	~4-5% p.a.	✓ Increasing number of robotics applications ✓ Maintenance and replacement of industrial equipment

Source: Third party research

Acquisition Aligns with Kaman’s M&A Criteria Leadership position in the technical expertise of the market ü Exposure to high-growth end markets with global macro tailwinds ü Strong margins from highly engineered proprietary product portfolio ü Attractive financial profile with meaningful synergy opportunities ü Maintain existing financial discipline while ensuring appropriate returns on investments ü